Highlands Bankshares, Inc. Reports Third Quarter 2017 Results
Improved NIM, Efficiency, Profitability, and Capital Levels; Strong Non-interest Bearing Deposit and Loan Growth; Further Reduction in Classified Asset Ratio; Named Washington County, VA’s Best Bank

ABINGDON, Va., October 26, 2017 /PRNewswire/ -- Highlands Bankshares, Inc. (OTCQX: HLND) today reported earnings of $1.0 million or $0.10 per diluted share, for the quarter ended September 30, 2017, compared to net income of $637,000, or $0.06 per diluted share, for the quarter ended June 30, 2017 and net income of $1,000, or $0.00 per diluted share, for the quarter ended September 30, 2016. The annualized return on average assets and return on average equity for the period were 0.68 percent and 7.25 percent, respectively.
For the nine months ended September 30, 2017, the Company reported net income of $2.7 million, or $0.26 per diluted share, compared to a net loss of ($143,000), or ($0.02) per diluted share, recorded during the same period of 2016. The annualized return on average assets and return on average equity for the period were 0.59 percent and 6.49 percent, respectively.
"Highlands’ third quarter showed sustainability of our transformation and further progress across most areas,” said Timothy K. Schools, President and Chief Executive Officer. "Our new banking teams have grown non-interest bearing deposits $8 million and loans $23 million since the end of first quarter - soon after their hiring; we installed our first remote deposit capture customer who processes nearly 10,000 checks monthly; we recovered $363,106 of a $545,248 previously charged-off loan and are in the process of recovering the remainder; and we paid off $22.5 million of high cost FHLB borrowings using low earning cash and investments. In early fourth quarter, we were recognized in two markets for Best Teller in addition to Best Bank in our home market of Washington County, VA. Over the past year, Highlands has now been named Best Bank in Watauga, NC, Bristol, VA, Smyth County, VA, and Washington County, VA. We also expanded our Knoxville team by adding two additional commercial relationship managers.”

	Target	3Q 2017	2Q 2017	3Q 2016
Return on average assets (annualized)	1.25%	0.68%	0.42%	—%
Revenue growth	5.00	4.14	5.36	5.80
Net interest margin	3.75	3.57	3.42	3.58
Non-interest income to average assets	1.00	1.14	1.08	0.88
Non-interest expense to average assets	2.75	3.29	3.41	3.91
Efficiency ratio	55.00	75.54	84.14	98.34
Net charge-offs (recoveries) to loans held for investment	0.30	(0.09)	0.09	0.36
“We are proud of Highlands’ accomplishments thus far in 2017 and are very excited about our outlook for fourth quarter and 2018. Since joining two years ago, the new management team has enhanced the Company’s capital, profitability, risk management, and growth prospects. Correspondingly, our stock price during this period, on a per share basis, has risen at a rate double that of the Nasdaq Bank and S&P 500 Indices. We are excited that Highlands’ third quarter performance is now in line with the median of banks that are: Nasdaq listed and headquartered in NC, SC, TN, and VA; with total assets of $400 million to $1 billion; equity as a percentage of assets less than 12 percent; nonperforming assets as a percentage of loans held for investment and OREO less than 3 percent; and return on average assets greater than 0.50 percent. We are also excited to see continued opportunity to improve our profitability and we believe the quality of our markets and banking teams provide superior growth prospects than most of these companies. However, Highlands currently trades at 1.27 times book value per share and 17.6 times earnings per share while the Nasdaq median trades at 1.55 times book value per share and 21.8 times earnings per share representing unrecognized value today of approximately $1.75 per share - a 23 percent discount.”
Revenue Growth
Third quarter 2017 total revenue (net interest income plus non-interest income) increased $259,000 to $6.5 million from $6.3 million in the second quarter of 2017. Net interest income was $4.8 million in the third quarter of 2017, an increase of $232,000 from $4.6 million in the second quarter of 2017. Third quarter 2017 non-interest income increased $27,000 to $1.7 million.
Net interest income increased in the third quarter due to a fifteen basis point improvement in the net interest margin. Average assets declined during the quarter, as management elected to use excess low-yielding liquidity to pay off $22.5 million of maturing high cost FHLB advances and fund loans held for investment. The available liquidity was earning less than 1.25 percent and was used to repay FHLB advances having a weighted-average rate of 3.34 percent and fund loan growth with a weighted average rate greater than 4 percent. In the third quarter, loans held for investment grew $12.2 million, or 11.6 percent annualized. Net interest income and the net interest margin also benefited from further repricing of home equity lines of credit that were originated under a promotional rate of one percent during the past year, of which $15 to $20 million remain to be repriced, and $3.8 million, or 10.6 percent annualized, growth in noninterest bearing deposits.
The Company has placed a strong emphasis on adding and improving products and services that generate non-interest income. Over the past year, fee income as a percentage of assets has increased from 0.88 percent to 1.14 percent. The increase has largely been the result of a focus on merchant services and mortgage banking. Merchant services accounts and annual revenue have doubled from 180 to 371 and from $143,000 to approximately $300,000, respectively. In the fourth quarter of 2017, the Company is introducing remote deposit capture for commercial customers, which, in addition to merchant services, will provide strong deposit and fee income opportunities. Mortgage banking has experienced similar growth with 46 mortgages totaling $8.4 million closed in the first quarter, compared to 131 mortgages totaling $26.1 million closed in the third quarter of 2017. However, mortgage revenue declined in the third quarter of 2017 due to a reduction in forward loan commitments. With the fourth and first quarters historically having lower mortgage activity, the Company is working to ensure its associated costs are as closely aligned as possible with anticipated changes in volume.
Noninterest Expense and Operating Efficiency
Noninterest expenses declined $342,000 from the second quarter of 2017 to $4.9 million in the third quarter of 2017 with declines in salaries and employee benefits, occupancy and equipment expense, and OREO-related expenses. Operating efficiency remains a key opportunity and the Company monitors three metrics to monitor its performance and progress towards improving: efficiency ratio (noninterest expense as a percentage of total revenue), noninterest expense as a percentage of assets, and assets per employee. Each of these metrics improved during the quarter but remain well above targeted levels.
For the third quarter of 2017, the efficiency ratio improved to 75.54 percent from 84.14 percent in the second quarter of 2017. The improvement was the result of both an increase in revenue and decline in expenses. Similarly, noninterest expense as a percentage of assets improved in the third quarter of 2017 to 3.3 percent from 3.4 percent in the second quarter of 2017. Despite management’s decision to reduce total assets with the payoff of FHLB advances, assets per employee remained constant at $3.5 million as full-

time equivalent employees declined to 170.5. With the Company’s revenue as a percentage of assets in a reasonable range among high performing banks, management has a heightened focus on aligning operating expenses with revenue in an effort to achieve a stronger pretax preprovision return on assets.
Asset Quality
The provision for credit losses for third quarter 2017 was $19,000, a decline from $35,000 in second quarter 2017. Net charge-offs in the third quarter 2017 were ($100,000), or (0.09%) annualized of average loans held for investment. The net recovery in the third quarter resulted from $363,000 received for a court ordered judgement for the full collection of a loan previously charged-off. The Company is in the process of collecting the remaining balance. Year-to-date net charge-offs totaled $110,000, or 0.03% annualized of average loans held for investment.
Total past due loans as a percentage of total loans held for investment were 1.07 percent at September 30, 2017. As of September 30, 2017, loans greater than 90 days past due totaled $2.9 million, or 0.67% of loans held for investment, of which three relationships total $2.1 million, or 70% of loans greater than 90 days past due. Subsequent to the end of third quarter, a sales contract was executed related to one of these relationships providing for a $300,000 pay-down and a portion of a second relationship totaling $175,000 was transferred to OREO. Loans 30-89 days past due were $1.7 million, or 0.40% of loans held for investment. This loan category included a $976,000 loan with no recent delinquency and a $209,000 loan whose borrower sold an unrelated piece of property in early fourth quarter and used the proceeds to bring the loan current and pay it forward.

	3Q 17	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16	4Q15
Past due loans to loans held for investment	1.07%	0.89%	1.14%	1.93%	2.17%	2.75%	3.35%	4.12%
Past due loans 30-89 days to loans held for investment	0.40	0.24	0.29	0.42	0.81	1.18	1.13	1.93
Past due loans 90 plus days to loans held for investment	0.67	0.65	0.84	1.51	1.36	1.57	2.22	2.19
Nonperforming assets to loans held for investment and OREO	1.24	1.32	1.50	1.64	2.14	2.71	3.43	3.47
Classified assets to tier 1 capital and allowance for loan loss	31	33	34	40	41	46	53	57
Allowance for credit losses to nonperforming loans	158.09	152.15	136.96	120.76	90.13	79.44	61.36	59.79
Nonperforming assets were $5.4 million, or 1.24 percent of loans held for investment and OREO, at September 30, 2017. Seventy-one percent of the Company's current nonperforming assets are related to the three relationships cited above and an additional OREO property. The Company’s classified assets as a percentage of tier 1 capital and the allowance for credit losses improved to 31 percent at September 30, 2017 as a result of a decline in nonperforming assets combined with growth in capital.
In addition to the improved past due and classified asset metrics, the Company has worked to reduce weak pass credits and large exposures. This year, the Company reduced its two largest exposures from $11.9 million, or 20.8 percent of equity, to $6.2 million, or 10.9 percent of equity; and $6.6 million, or 11.6 percent, to $3.9 million, or 6.8 percent of equity - the latter of which was a troubled debt restructured loan.
As of September 30, 2017, the allowance for credit losses totaled $4.8 million, or 1.11 percent of loans held for investment. Third quarter 2017 allowance coverage was 1.58 times nonperforming loans.

Capital and Liquidity
At September 30, 2017, the regulatory capital ratios for the Company's subsidiary bank, Highlands Union Bank, were: tier 1 leverage ratio of 8.41 percent, tier 1 risk-based capital ratio of 12.23 percent, and total risk-based capital ratio of 13.38 percent. Each of these metrics have materially increased over the past two years at a time when management lowered the Nonperforming Asset Ratio from 3.47 percent to 1.24 percent.

	3Q17	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16	4Q15
Tier 1 leverage ratio	8.41%	7.98%	7.80%	7.59%	7.60%	7.55%	7.60%	7.33%
Tier 1 risk-based capital ratio	12.23	12.12	12.15	11.78	11.86	11.75	11.84	11.28
Total risk-based capital ratio	13.38	13.29	13.37	13.02	13.12	13.02	13.11	12.55
The Company's loan to deposit ratio was 86.5 percent and the loan to asset ratio was 72.2 percent at September 30, 2017. The Company maintained cash and investment securities totaling 18.9 percent of assets as of this date. Further, the Company's deposit mix is weighted heavily towards customer deposits which funded 83.5 percent of assets at September 30, 2017 of which 70.0 percent is represented by core deposits to include 24.8 percent in non-interest bearing deposits. Time deposits funded 13.5 percent of assets at September 30, 2017, but very few of these deposits are in accounts that have balances of more than $250,000, reflecting the granularity and strength of the company's funding.

About Highlands Bankshares, Inc.
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses, professionals, and related individuals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in North Carolina, Eastern Tennessee, and Southwest Virginia.

Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Consolidated Income Statements (unaudited)
	Quarter ended			Percent change compared to
(thousands)	September 30, 2017	June 30, 2017	September 30, 2016	Prior quarter	Same quarter of prior year
INTEREST INCOME
Loans receivable and fees on loans	$5,207	$5,002	$5,224	4.1%	(0.3)%
Investment securities	521	572	538	(8.9)	(3.2)
Federal funds sold	33	74	20	(55.4)	65.0
Total interest income	5,761	5,648	5,782	2.0	(0.4)
INTEREST EXPENSE
Deposits	478	465	445	2.8	7.4
Other borrowed funds	469	601	596	(22.0)	(21.3)
Total interest expense	947	1,066	1,041	(11.2)	(9.0)
Net interest income	4,814	4,582	4,741	5.1	1.5
Provision for loan losses	19	35	173	(45.7)	(89.0)
Net interest income after provision for loan losses	4,795	4,547	4,568	5.5	5.0
NON-INTEREST INCOME
Mortgage banking income	655	726	361	(9.8)	81.4
Securities gains, net	32	—	—	—	—
Service charges on deposit accounts	392	395	464	(0.8)	(15.5)
Other service charges, commissions and fees	479	463	381	3.5	25.7
Other operating income	142	89	142	59.6	—
Total non-interest income	1,700	1,673	1,348	1.6	26.1
NON-INTEREST EXPENSE
Salaries and employee benefits	2,623	2,928	2,895	(10.4)	(9.4)
Occupancy and equipment expense	641	723	770	(11.3)	(16.8)
Other operating expense	1,588	1,438	1,639	10.4	(3.1)
OREO-related expenses	69	174	684	(60.3)	(89.9)
Total non-interest expense	4,921	5,263	5,988	(6.5)	(17.8)
Income (loss) before income taxes	1,574	957	(72)	64.5	NM
Income tax expense (credit)	554	320	(73)	73.1	NM
Net income (loss)	$1,020	$637	$1	60.1	NM
Net income (loss) per common share:
Basic	$0.12	$0.08	$—
Diluted	0.10	0.06	—

NM - variance calculation is not meaningful.

Consolidated Income Statements (unaudited)
	Nine months ended September 30,		Percent change
(thousands)	2017	2016
INTEREST INCOME
Loans receivable and fees on loans	$15,258	$15,978	(4.5)%
Investment securities	1,675	1,452	15.4
Federal funds sold	157	69	127.5
Total interest income	17,090	17,499	(2.3)
INTEREST EXPENSE
Deposits	1,389	1,344	3.3
Other borrowed funds	1,655	1,779	(7.0)
Total interest expense	3,044	3,123	(2.5)
Net interest income	14,046	14,376	(2.3)
Provision for loan losses	71	1,486	(95.2)
Net interest income after provision for loan losses	13,975	12,890	8.4
NON-INTEREST INCOME
Mortgage banking income	1,607	361	345.2
Securities gains, net	32	47	(31.9)
Service charges on deposit accounts	1,184	1,330	(11.0)
Other service charges, commissions and fees	1,440	1,177	22.3
Other operating income	397	602	(34.1)
Total non-interest income	4,660	3,517	32.5
NON-INTEREST EXPENSE
Salaries and employee benefits	8,044	8,850	(9.1)
Occupancy and equipment expense	2,033	2,156	(5.7)
Other operating expense	4,294	4,344	(1.2)
OREO-related expenses	263	1,530	(82.8)
Total non-interest expense	14,634	16,880	(13.3)
Income (loss) before income taxes	4,001	(473)	NM
Income tax expense (credit)	1,313	(330)	NM
Net income (loss)	$2,688	$(143)	NM
Net income (loss) per common share:
Basic	0.33	(0.02)
Diluted	0.26	(0.02)

NM - variance calculation is not meaningful.

Consolidated Balance Sheets (unaudited)
				Percent change since
(thousands)	September 30, 2017	June 30, 2017	September 30, 2016	Prior quarter	Same quarter of prior year
ASSETS
Cash and due from banks	$17,567	$18,890	$24,824	(7.0)%	(29.2)%
Federal funds sold	9,449	25,823	22,379	(63.4)	(57.8)
Total cash and cash equivalents	27,016	44,713	47,203	(39.6)	(42.8)
Investment securities	86,161	98,444	103,496	(12.5)	(16.7)
Loans held for sale	4,285	5,912	2,760	(27.5)	55.3
Loans held for investment	432,460	420,230	410,093	2.9	5.5
Allowance for loan losses	(4,693)	(4,671)	(5,004)	0.5	(6.2)
Net loans	427,767	415,559	405,089	2.9	5.6
Premises and equipment, net	18,522	17,919	19,972	3.4	(7.3)
Real estate held for sale	1,430	1,430	—	—	—
Deferred tax assets	11,426	12,017	12,006	(4.9)	(4.8)
Interest receivable	2,110	1,501	1,945	40.6	8.5
Bank-owned life insurance	14,591	14,502	14,217	0.6	2.6
Other real estate owned	2,350	2,516	3,288	(6.6)	(28.5)
Other assets	3,430	2,380	2,294	44.1	49.5
Total assets	$599,088	$616,893	$612,270	(2.9)	(2.2)
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$148,778	$144,945	$132,005	2.6%	12.7%
Interest bearing	351,313	351,954	356,059	(0.2)	(1.3)
Total deposits	500,091	496,899	488,064	0.6	2.5
Short-term borrowings	10,000	22,500	27,551	(55.6)	(63.7)
Long-term debt	30,155	40,172	40,160	(24.9)	(24.9)
Other liabilities	1,739	1,368	1,099	27.1	58.2
Total liabilities	541,985	560,939	556,874	(3.4)	(2.7)
STOCKHOLDERS' EQUITY
Common stock	5,124	5,124	5,124	—	—
Preferred stock	4,184	4,184	4,184	—	—
Additional paid-in capital	19,057	19,002	18,837	0.3	1.2
Retained earnings	29,478	28,454	26,627	3.6	10.7
Accumulated other comprehensive income	(740)	(810)	624	(8.6)	(218.6)
Total stockholders' equity	57,103	55,954	55,396	2.1	3.1
Total liabilities and stockholders' equity	$599,088	$616,893	$612,270	(2.9)	(2.2)

Profitability Ratios, Asset Quality and Capital (unaudited)
	Quarter ended
(dollars in thousands)	September 30, 2017	June 30, 2017	September 30, 2016
Profitability Ratios (current quarter, annualized)
Net interest margin	3.57%	3.42%	3.58%
Annualized return on average assets	0.68	0.42	—
Annualized return on average equity	7.25	4.68	0.01
Efficiency ratio	75.54	84.14	98.34

		Nine months ended
		September 30, 2017	September 30, 2016
Profitability Ratios (year-to-date, annualized)
Net interest margin		3.47%	3.55%
Annualized return (loss) on average assets		0.59	(0.03)
Annualized return (loss) on average equity		6.49	(0.34)
Efficiency ratio		78.23	94.34

	September 30, 2017	June 30, 2017	September 30, 2016
Asset Quality
Loans 90 days past due and still accruing	$243	$—	$—
Non-accrual loans	2,787	3,070	5,552
Total non-performing loans	3,030	3,070	5,552
Other real estate owned	2,350	2,516	3,288
Total non-performing assets	$5,380	$5,586	$8,840
Ratios:
Non-performing loans to loans held for investment	0.70%	0.73%	1.35%
Non-performing assets to loans held for investment and OREO	1.24	1.32	2.14
Allowance for credit losses to loans held for investment	1.11	1.11	1.22
Allowance for credit losses to non-performing loans	158.09	152.15	90.13
Past due loans to loans held for investment	1.07	0.89	2.17
Annualized net charge-offs (recoveries) to period-end loans held for investment	(0.09)	0.09	0.36

Capital
Common shares outstanding	8,199	8,199	8,199
Preferred shares outstanding	2,092	2,092	2,092
Book value per share:
Common	$6.12	$5.98	$5.91
Combined common and preferred	5.55	5.44	5.38
Ratios (Bank only)
Tier 1 leverage ratio	8.41%	7.98%	7.60%
Tier 1 risk-based capital ratio	12.23	12.12	11.86
Total risk-based capital ratio	13.38	13.29	13.12
Common equity tier 1 ratio	12.23	12.12	11.86